Exhibit 99.1

FOR IMMEDIATE RELEASE

Gordmans Stores, Inc. Names Andrew T. Hall President & CEO

OMAHA, Neb. – August 19, 2014: Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home decor retailer, has named Andrew T. Hall president and chief executive officer effective August 19, 2014. Hall also was appointed to the company’s board of directors.

Hall, 53, has more than 20 years of retail leadership experience. He succeeds T. Scott King, Gordmans’ Chairman of the Board, who has been serving as interim president and CEO since March 2014.

Hall was president and chief executive officer of Stage Stores, Inc. from 2008 to 2012 and served as its president and chief operating officer from 2006 to 2008. Houston-based Stage Stores operates 849 apparel and accessories stores in 40 states in addition to eCommerce. Prior to his time at Stage Stores, Hall served in management roles of increasing responsibility with several former May Department Stores Company divisions (now part of Macy’s) and in its St. Louis corporate office. Starting at May in 1993 as a corporate director of financial reporting, Hall eventually served as chairman of Foley’s Department Store Division in Houston from 2003 to 2006.

“Andy brings deep knowledge and expertise in the department store and everyday low price categories. He has a strong operational and financial background with a proven record of leading high-caliber teams. He is uniquely qualified to lead Gordmans’ strategic omni-channel expansion,” said King.

“I am delighted to join Gordmans and look forward to leading this unique and exciting retail enterprise as we celebrate our 100th year anniversary in 2015,” said Hall. “As we position Gordmans for the future, I will focus on empowering an already talented team. Key focus areas will be strengthening our everyday low price position in the market, building our national brand portfolio, enhancing the guest experience and launching eCommerce.”

Hall has a B.S. degree in Business Administration from the University of Missouri in St. Louis.

ABOUT GORDMANS, INC.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes name brand apparel for all ages, footwear, handbags, fragrances, accessories, wall art, accent furniture, tabletop décor, floral and garden, candles, toys and more. Founded in 1915, Gordmans operates 97 stores in 57 markets and 20 states. For more information, visit gordmans.com. Connect with Gordmans on Facebook, Twitter, Pinterest and Instagram.

MEDIA CONTACT

Joan Lukas

Office: 402-895-2552 ext. 322

Cell: 402-917-3137

INVESTOR CONTACT

ICR, Inc.

Brendon Frey

(203) 682-8200